Exhibit 99

Form 4 Joint Filer Information

Name:	The Lion Fund Limited

Address:	5th Floor, Harbour Place PO Box 30464 SMP Grand Cayman, Cayman Islands

Designated Filer:	Stephen Nicholas Walker

Issuer & Ticker Symbol:	The Cronos Group (CRNS)

Date of Event Requiring Statement:	May 3, 2004

Signature:	The Lion Fund Limited

	By:	/s/ S. Nicholas Walker

	Its:	Attorney-in Fact